                         SECURITIES AND EXCHANGE COMMISSION

                               WASHINGTON, D.C. 20549

                                -------------------

                                     FORM 8-A/A
                                  AMENDMENT NO. 1

                 FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                      PURSUANT TO SECTION 12(b) OR (g) OF THE
                          SECURITIES EXCHANGE ACT OF 1934


                                    ENCAD, INC.
                  (Exact name of registrant as specified in charter)

         DELAWARE                    000-23034               95-3672088
(State of incorporation or          (Commission             (IRS Employer
      organization)                 File Number)          Identification No.)

              6059 Cornerstone Court West, San Diego, California, 92121
                       (Address of principal executive offices)

          Registrant's telephone number, including area code: (619) 452-0882

          Securities to be registered pursuant to Section 12(b) of the Act:

                                         NONE
                                   (TITLE OF CLASS)

          Securities to be registered pursuant to Section 12(g) of the Act:

                           PREFERRED STOCK PURCHASE RIGHTS
                                   (Title of Class)

Item 1.  DESCRIPTION OF REGISTRANT'S SECURITIES TO BE REGISTERED.

          On November 17, 1998, ENCAD, Inc. (the "Company") amended its Rights Agreement, dated March 19, 1998 (the "Rights Plan"), to eliminate those provisions that require that certain actions may only be taken by "Continuing Directors." This Amendment to the Rights Plan was made in response to the Delaware Court of Chancery's recent decision in CARMODY V. TOLL BROTHERS, INC. In the view of the Company's Board of Directors, based on advice of counsel, the TOLL BROTHERS decision has cast doubt on the legality under Delaware law of "Continuing Directors" provisions, also referred to as "dead-hand" provisions, in many existing shareholder rights plans. Although the opinion related to the denial of a motion to dismiss an action challenging the "Continuing Directors" provision and not an opinion addressing the actual validity of the provision under Delaware law, the Delaware court stated that a "Continuing Directors" provision was open to challenge under Delaware law on both statutory and fiduciary grounds. A "Continuing Directors" provision provides that outstanding rights can only be redeemed by "continuing directors," which is generally defined to mean directors who were members of the board at the time the Rights Agreement was adopted and any other person who subsequently becomes a member of the board if such person's nomination for election to the board was recommended or approved by a majority of the continuing directors. While the Company's Rights Plan differs in significant respects from the plan considered in the TOLL BROTHERS case, particularly as regards to the "Continuing Directors" provisions thereof, the Board of Directors believes the disputed validity of these provisions under the TOLL BROTHERS opinion warrants action to amend the Rights Plan. The Form of First Amendment to the Rights Agreement is attached hereto as
Exhibit 1 and is incorporated by reference herein.

Item 2.  EXHIBITS.

1.   Form of First Amendment to the Company's Rights Plan.

                                      SIGNATURE

     Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                              ENCAD, INC.

DATE:  November 18, 1998      By:    /s/ David A. Purcell
                                     -------------------------------------
                              Name:  David A. Purcell
                              Title: Chairman and C.E.O.

                                    EXHIBIT INDEX


   EXHIBIT
    NUMBER                   DOCUMENT DESCRIPTION
   -------                   --------------------
      1.     Form of First Amendment to the Company's Rights Plan.